Exhibit 99.1

CONTACT:	John McNamara
Director—Investor Relations
StoneMor Partners L.P.
215-826-2800

STONEMOR PARTNERS L.P. ANNOUNCES AMENDMENT TO CREDIT FACILITY

EXPECTS REDUCTION IN UNIT DISTRIBUTION

TREVOSE, PA – October 6, 2017 — StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”) today announced that it has entered into a fourth amendment to its secured credit facility. The amendment modifies the current agreement to:

•	Increase the facility’s Consolidated Leverage Ratio to 4.5x through the period ending December 31, 2017 stepping down to 4.25x for periods in fiscal 2018, and then reverting back to 4.0x

•	Provide that, in calculating Consolidated EBITDA for purposes of various financial covenants, the Partnership is entitled to add back:

•	non-cash compensation expense attributable to equity compensation awards and certain other non-cash expenses

•	other non-recurring cash expenses, losses, costs and charges subject to a limit of $12.0 million for the period ended September 30, 2017 and periods ending December 31, 2017, March 31, 2018 and June 30, 2018, $4.0 million for the period ending September 30, 2018 and $2.0 million for periods thereafter; and

•	non-recurring cash expenses, costs and charges relating to the previously announced Securities and Exchange Commission investigation and related actions, ongoing class action litigation and any other non-ordinary course of business legal matters in an aggregate amount for all periods not to exceed $5,000,000.

•	Permit the Partnership to reduce indebtedness in calculating the Consolidated Leverage Ratio by up to $5.0 million of unrestricted cash on which its lenders have a perfected first lien.

•	Reduce the revolver commitment to $200 million,

•	Implement a fixed charge coverage ratio of 1.2x; and

•	Extend the deadline for filing the Partnership’s Form 10-Q for the period ended September 30, 2017 to 45 days following the filing of its Form 10-Q for the period ended June 30, 2017, but not later than January 31, 2018.

Previously, the Partnership indicated that it would defer the determination of its unitholder distribution for the second quarter until after it filed its Form 10-K and the Board of Directors and management of the General Partner had an opportunity to review preliminary second quarter financial information. Based on the information currently available to the Partnership, the Partnership believes that the distribution for the second quarter will need to be reduced by at least 50 percent. The actual amount of the distribution for the second quarter will be determined by the Board of the General Partner after review of year-to-date financial information.

Robert B. Hellman, Jr., Chairman of the Board of Directors of the General Partner, commented, “The decision to reduce our cash distribution for the second quarter is a difficult, but necessary decision. As we have committed to our limited partners and banking partners, we will be living within the four corners of our balance sheet. While final results for the second quarter are still pending, visibility into cash flows led the Board to make the decision to use our cash to reduce leverage and target distributions at a level we believe will be more sustainable.”

Paul Grady, StoneMor’s President and CEO added, “We have reduced the number of our business units to improve efficiencies, collaboration among our team members and, importantly, customer experience. We continue to restructure our sales force. While we have seen improvements in headcounts, we have more work to do. We are grateful to our lenders for their continued support. The amendment we received is an important step in providing the Partnership with time and the financial flexibility to focus on our revenue and customer initiatives.”

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About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 316 cemeteries and 98 funeral homes in 27 states and Puerto Rico.

StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the anticipated distribution for the quarter ended June 30, 2017, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. StoneMor’s major risks are related to uncertainties associated with the cash flow from pre-need and at-need sales, trusts and financings, which may impact StoneMor’s ability to meet its financial projections, service its debt, pay distributions, and increase its distributions, as well as with StoneMor’s ability to maintain an effective system of internal control over financial reporting and disclosure controls and procedures.

StoneMor’s additional risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: the consequences of the Partnership’s delinquent filing of its quarterly reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, including that the U.S. Securities and Exchange Commission could institute an administrative proceeding seeking the revocation of the registration of the Partnership’s common units under the Exchange Act, and that the Partnership is delinquent in its required filings with the New York Stock Exchange (“NYSE”) and could ultimately face the possible delisting of its common units from the NYSE; the existence of a default under the indenture governing its senior notes if the delinquent report are not filed within 120 days after notice from the trustee under the indenture; and the Partnership’s ability to obtain relief from its creditors under the indenture governing its senior notes, the terms on which such relief might be granted and any restrictions that might be imposed in connection with any relief that might be obtained.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.